SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

September 4, 2009

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Seale and Beers, CPAs was previously principal accountant for Mariposa Resources, LTD.  but never audited or reviewed any of the financial statements of the Company prior to our resignation on August 31, 2009.

We have read the Company's statements included under Item 4.01 of its Form 8-K dated August 31, 2009, and we agree with such statements contained therein.

We have no knowledge of the Company’s consultations with their successor auditor, or lack thereof.

Sincerely,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
6490 WEST DESERT INN RD, LAS VEGAS, NEVADA 89146 (702) 253-7492 Fax: (702)253-7501